PURCHASE AGREEMENT

And

Waiver of Certain Rights

by and among

GLOBAL ARENA HOLDING, INC.,

And

PMC CAPITAL, LLC

And

Barbara Desiderio

Dated as of August 5, 2014

PURCHASE AGREEMENT

And

Waiver of Certain Rights

This Purchase Agreement and Waiver of Certain Rights is dated as of August 5, 2014 and is by and among GLOBAL ARENA HOLDING, INC., a Delaware corporation ("Global Holdings"), and PMC CAPITAL, LLC, a Delaware limited liability company ("PMC") and Barbara Desiderio, an individual (“Desiderio”).

WHEREAS, Global Holdings desires to convey and transfer to PMC, and PMC desires to purchase from Global Holdings, all of the common stock, par value $100.00 per share (“Common Stock”) of Global Arena Capital Corporation, a New York corporation, located at 555 Madison Avenue, 12th Floor, New York NY  10022 (the “BD”);

WHERAS, the BD is a broker-dealer registered with the Securities and Exchange Commission under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and a member of The Financial Industry Regulatory Authority, Inc. (“FINRA”), the self-regulatory organization for broker dealers registered under the Exchange Act;

WHEREAS, Desiderio or PMC has certain amounts due and owing from the BD with respect to commissions in the amount of $2,100,000.00 (the “PMC Amount”) under the Subject OSJ Agreement (as defined below), which each such Person will waive and release under the terms of this Agreement and which will be paid to Global Holdings on the date of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth, the parties hereto agree as follows:

Section 1.

Purchase and Sale of the Common Stock.

1.1.

The Purchase.  Upon the terms and subject to the conditions of this Agreement: (a) Global Holdings shall (i) on the Closing Date (as defined below) sell, assign, transfer, convey and deliver to PMC 24.9% of the number of issued and outstanding shares of Common Stock of the BD, referred to in this Agreement as the “Closing Date Shares”), all such shares being owned by Global Holdings; and (b) on the Additional Closing Date (as defined below), sell, assign, transfer, convey and deliver to PMC 74.1% of the number of issued and outstanding shares of Common Stock of the BD, referred to in this Agreement as the “Additional Closing Date Shares”), all such shares being owned by Global Holdings.

1.2.

The Release and Payment.  Reference is made to that certain Office of Supervisory Jurisdiction Agreement dated as of October 23, 2013 by and between the BD and Desiderio (the “Subject OSJ Agreement”).  On the Closing Date, each of PMC and Desiderio hereby waive, release and discharge (collectively, the “PMC Release”) for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged and confirmed, including as consideration for the purchase of the Closing Date Shares and the right to acquire the Additional Closing Date Shares, which release is irrevocable and not contingent upon any facts, events or circumstances, including any action or inaction by any Authority: (i) all of the rights of PMC and Desiderio in, to and under the PMC Amount, which the parties agree on the date of this Agreement is equal to commissions of $2,100,000.00 and direct that the PMC Amount be paid by the BD to Global Holdings on the date of this Agreement, it being acknowledged and agreed that such payment shall be made (or deemed made) prior to the acquisition by PMC of the Closing Date Shares and that as such, neither PMC nor Desiderio nor any of their affiliates will have any right to such payment as a stockholder of the BD or in any other capacity in or to the PMC Amount; (ii) all claims or rights of PMC or Desiderio against Global Holdings, and all obligations payable by Global Holdings to PMC or Desiderio as of the date of this Agreement.  It being further acknowledged and agreed by the parties hereto that the BD shall not pay any amount due and payable under the Subject OSJ Agreement in excess of the PMC Amount other than to PMC or its designee.  It is acknowledged that the $100,000 that was retained by the BD in connection with the July 15, 2014 commissions and payroll process has been used by the BD or previously paid to Global Holdings and shall not reduce the PMC Amount.

1.3.

Certain Definitions.  As used herein, the following terms have the meanings indicated:

"Authority" means any U.S. court, tribunal or arbitrator(s), U.S. government or agency thereof or U.S. governmental or non-governmental self-regulatory organization, agency or authority.

“FINRA Approval” means that: (i) the required notice for a change of control of the BD has been duly made to FINRA under FINRA Rule 1017 and the period for FINRA to respond to such notice (or 30 days) shall have expired; (ii) there is no prohibition by FINRA on the change of control of the BD in effect; and (iii) there are no restrictions by FINRA with respect to the change of control of the BD that are not satisfied and would prohibit the transfer of control without such restrictions being satisfied.

"Person" means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization or other entity.

“PMC Branch” means broker dealer activities that are conducted directly or indirectly by Desiderio under the terms of the Subject OSJ Agreement, including the business conducted by the Registered Representatives (as defined by the Subject OSJ Agreement) or Sub-Associate (as defined by the Subject OSJ Agreement) to the Associate’s Clients (as defined by the Subject OSJ Agreement).

“Required Approvals” means: (i) FINRA Approval where required; and (ii) the filing of an appropriate amendment to the Form BD of the BD in accordance with the Exchange Act and the regulations promulgated thereunder.

Section 2.

The Closings.

2.1.

Date and Place of the Closings.  Each closing (each, a “Closing”) of the purchase and sale of the Common Stock of the BD shall be held at the offices of Global Holdings at 10:00 a.m., New York City time, on: (i) with respect to Closing Date Shares, the date of this Agreement (the “Closing Date”); and (ii) with respect to the Additional Closing Date Shares, the date (the “Additional Closing Date”) that is mutually agreed by the parties that is after the date that all of the Required Approvals (as defined above) for the transfer and assignment of Additional Closing Date Shares by Global Holdings to PMC have been received, but no later than five business days after the date such approvals are received.

2.2.

Deliveries by PMC and Desiderio.  At the Closing on the Closing Date, PMC  and Desiderio shall deliver to Global Holdings the General Release of the PMC Amount in form and substance acceptable to Global Holdings.

2.3.

Deliveries by Global Holdings.  At the Closing on the Closing Date, Global Holdings shall deliver to PMC the Closing Date Shares together with a duly executed stock power with respect thereto; and at the Closing on the Additional Closing Date, Global Holdings shall deliver to PMC the Additional Closing Date Shares together with a duly executed stock power with respect thereto.

2.4.

AS IS WHERE AS.  The transfer and assignment of the Closing Date Shares and the Additional Closing Date Shares is “AS and WHERE AS” without representation, warranty or indemnity other than as expressly provided in this Agreement.  In furtherance and not in limitation of the foregoing, each of PMC and Desiderio: (i) has had the opportunity to conduct their due diligence and complete their due diligence of the BD; (ii) has conducted their due diligence or waived their right to conduct such diligence and accepts all consequences of such waiver; and (iii) is not relying on any valuation, projection, investor summary, financial statements or forward looking statements made by or on behalf of Global Holdings or the BD.

Section 3.

Representations and Warranties.

3.1.

PMC Representations and Warranties.

(a)

PMC represents and warrants to, and agrees with, Global Holdings as follows:

(i)

Organization and Qualification.  PMC is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware.

(ii)

Authorization.  PMC has the full legal right and power and authority to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder. This Agreement has been duly authorized, executed and delivered by PMC and, assuming the due authorization, execution and delivery of this Agreement by Global Holdings, constitutes a legal, valid and legally binding obligation of it enforceable against it in accordance with its terms.

(iii)

No Conflicts.  The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and the performance by PMC of this Agreement in accordance with its terms does not and, on the Closing Date or the Additional Closing Date, will not conflict with or result in the breach or violation of any of the terms or conditions of, or constitute (or with notice or lapse of time or both constitute) a default under: (i) the articles of formation, operating agreement or any similar document of PMC; (ii) any material instrument, contract or other agreement to which PMC is a party or by or to which it or its assets or properties are bound or subject; or (iii) assuming that all Required Approvals have been lawfully and properly obtained, in any material respect, any existing applicable law, rule, regulation, judgment, order or decree of any Authority having jurisdiction over PMC or any of its properties.

(iv)

Consents.  No consent, approval, authorization, order, registration or qualification of or with any Authority is required to be obtained by PMC for the execution and delivery by PMC of this Agreement, the consummation by PMC of the transactions contemplated by this Agreement and the performance by PMC of this Agreement in accordance with its terms, other than the filing with the Securities and Exchange Commission of the amendment to Form BD of the BD and the FINRA Approval.

(b)

Desiderio represents and warrants to, and agrees with, Global Holdings as follows:

(i)

Authorization.  Desiderio has the capacity and right to enter into, execute and deliver this Agreement and to perform fully her obligations hereunder. This Agreement has been duly authorized, executed and delivered by Desiderio and, assuming the due authorization, execution and delivery of this Agreement by Global Holdings, constitutes a legal, valid and legally binding obligation of her enforceable against her in accordance with its terms.

(ii)

No Conflicts.  The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and the performance by Desiderio of this Agreement in accordance with its terms does not and, on the Closing Date or the Additional Closing Date, will not conflict with or result in the breach or violation of any of the terms or conditions of, or constitute (or with notice or lapse of time or both constitute) a default under: (i) any material instrument, contract or other agreement to which Desiderio is a party or by or to which Desiderio or her assets or properties are bound or subject; or (ii) assuming that all Required Approvals have been lawfully and properly obtained, in any material respect, any existing applicable law, rule, regulation, judgment, order or decree of any Authority having jurisdiction over Desiderio or any of her properties.

(iii)

Consents.  No consent, approval, authorization, order, registration or qualification of or with any Authority is required to be obtained by Desiderio for the execution and delivery by Desiderio of this Agreement, the consummation by Desiderio of the transactions contemplated by this Agreement and the performance by Desiderio of this Agreement in accordance with its terms, other than the filing with the Securities and Exchange Commission of the amendment to Form BD of the BD and the FINRA Approval.

3.2.

Global Holdings and Global Holdings Representations and Warranties. Global Holdings represents and warrants to PMC and Desiderio as follows:

(a)

Organization.  Each of Global Holdings and the BD is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.

(b)

Authorization. Global Holdings has the full legal right and power and authority to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder. This Agreement has been duly authorized, executed and delivered by Global Holdings and, assuming the due authorization, execution and delivery of this Agreement by PMC and Desiderio, constitutes a legal, valid and legally binding obligation of it enforceable against it in accordance with its terms.

(c)

No Conflicts.  The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and the performance by Global Holdings of this Agreement in accordance with its terms does not and, on the Closing Date or the Additional Closing Date, will not conflict with or result in the breach or violation of any of the terms or conditions of, or constitute (or with notice or lapse of time or both constitute) a default under: (i) the Certificate of Incorporation or By-Laws of Global Holdings or the BD; (ii) any material instrument, contract or other agreement to which Global Holdings or the BD is a party or by or to which the assets or properties of any such Person are bound or subject; or (iii) assuming that all Required Approvals have been lawfully and properly obtained, in any material respect, any existing applicable law, rule, regulation, judgment, order or decree of any Authority having jurisdiction over Global Holdings or the BD.

(d)

Consents.  Assuming that all Required Approvals have been lawfully and properly obtained, no consent, approval, authorization, order, registration or qualification of or with any Authority is required to be obtained by Global Holdings or the BD for the execution and delivery by Global Holdings of this Agreement, the consummation of the transactions contemplated by this Agreement and the performance by Global Holdings of this Agreement in accordance with its terms.

(e)

The Common Stock: Liens. Global Holdings owns all of the Closing Date Shares and the Additional Closing Date Shares free and clear of any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, easement, transfer restriction or similar agreement, encumbrance or other restriction or limitation whatsoever (each, a "Lien").  The Closing Date Shares and the Additional Closing Date Shares are duly authorized and issued, fully paid and non-assessable and the only securities issued by the BD.  Upon the delivery of the Closing Date Shares and the Additional Closing Date Shares, in accordance with the provisions of this Agreement, PMC shall own all of the shares of Common Stock of the BD.  Notwithstanding the foregoing, the Closing Date Shares may be delivered on the date of this Agreement subject to a Lien that is being paid off with the proceeds of the PMC Amount as long as the Lien is terminated within two business days.

(f)

Net Capital of the BD.  The net capital of the BD, computed in accordance with the Exchange Act, as of July 31, 2014, is not less than $50,000.00.

Section 4.

Conditions Precedent.

4.1.

The PMC Release is effective on the date of this Agreement and is irrevocable and not contingent upon any fact, event or circumstance.

4.2.

 The obligations set forth herein of Global Holdings to consummate the transfer and assignment of the Additional Closing Date Shares is subject to the fulfillment, on or before the Additional Closing Date, of the conditions that:

(a)

The PMC Amount shall have been paid by the BD to Global Holdings;

(b)

There shall not be any injunction, restraining or similar order issued by any Authority preventing consummation of the transactions contemplated by this Agreement or any part hereof; and

(c)

The Required Approvals have been lawfully and properly obtained.

(d)

All GH Guarantees shall have been terminated or canceled without liability to Global Holdings to the reasonable satisfaction of Global Holdings.

Section 5.

Additional Agreements.

5.1.

Interim Operations.

(a)

From the date of this Agreement to the Additional Closing Date or the termination of this Agreement, other than as otherwise provided in this Agreement, each of PMC and Global Holdings shall operate the BD in accordance with its normal operations and in a manner intended to comply with the applicable laws, rules and regulations, including FINRA and the Exchange Act.  In furtherance of the foregoing, the Subject OSJ Agreement and each of the Registered Representatives and or Sub-Associates shall not be terminated without the prior consent of PMC and Global Holdings (which shall not be unreasonably withheld).

(b)

Global Holdings and PMC, as stockholders of the BD, shall elect the directors of the BD, in accordance with the bylaws of the BD, including those individuals reasonably nominated by PMC that are reasonably acceptable to Global Holdings.

(c)

Notwithstanding the foregoing, the BD shall terminate its registration as a broker dealer and file a Form BDW if requested by PMC and each of PMC and Global Holdings shall reasonably cooperate with such request and terminate and liquidate the BD.

5.2.

Cooperation.  Each of the parties to this Agreement shall use their respective commercially reasonable efforts to obtain the Required Approvals for the transfer and assignment of the Additional Closing Date Shares and to make all filings (and respond to all inquiries) that are required to be made to any Authority.  Notwithstanding the foregoing, no party shall have an obligation under this Section 5.2 to pay more than $10,000 in connection with such reasonable efforts without its consent.

5.3.

Net Capital; Profits.

(a)

The parties shall cause the BD to promptly pay all amounts due and payable to Global Holdings; provided, that no such payments shall be required if the net capital of the BD would be reduced below $50,000 as a result of such payment.

(b)

All amounts payable by Global Holdings to the BD are hereby, on the date of this Agreement, irrevocably released, terminated and discharged in full and shall be equal to zero.

(c)

The BD will close its books and records on an accrual basis in accordance with generally accepted accounting principles as of July 31, 2014.  The BD will pay the following amount to Global Holdings (promptly after the computation of such amount): (i) the sum of all cash of the BD as of July 31, 2014 and all receivables as of July 31, 2014, including commissions that are generated by the BD for any period prior to July 31, 2014 (as and when such receivables are collected); less (ii) the sum of the following: (1) the amount of profit of the BD arising from the commissions generated by the PMC Branch; and (2) the amount that required so that the net capital of the BD as of July 31, 2014 is not less than $50,000.  It is acknowledged that such amount payable to Global Holdings will be not less than the normal commissions for the July 2014 period that are retained by the BD after payment to the applicable OSJ which are customarily paid on August 15th.  In furtherance and not in limitation of the foregoing, the BD shall not declare or make and dividends without the prior unanimous consent of PMC and Global Holdings.

5.4.

Administration.  The BD shall promptly terminate all sub-leases or licenses with Global Holdings for the use of any real property or lease thereof and shall be solely responsible for all use of real estate and any lease thereof.  The BD shall promptly replace all assets and rights (including insurance policies) of Global Holdings that are used by the BD in its business, and any services provided by Global Holdings to the BD.

5.5.

Guarantees.  The BD and PMC and Desiderio shall take all actions reasonably requested by Global Holdings to terminate all guarantees, sureties, extensions or support of credit by Global Holdings to the BD or for the benefit of its business and operations (each, a “GH Guaranty”).

5.6.

Intellectual Property Rights.  Promptly after the date of this Agreement, the BD shall change its name and shall cease to use any name of Global Holdings or any name confusingly similar thereto and cease to use any other intellectual property rights of Global Holdings.

5.7.

Termination.  The obligations of the parties to this Agreement under the terms of this Agreement, other than under Section Six and the transfer and sale of the Closing Date Shares and the PMC Release (which shall survive any termination) shall terminate on June 30, 2017 if the Required Approvals are not received on or prior to such date unless otherwise agreed by the parties.

Section 6.

Indemnification.

6.1.

Indemnity by PMC and the BD.  PMC and the BD shall, jointly and severally, indemnify and hold Global Holdings and Global Holdings' successors, assigns, subsidiaries, affiliates and direct and indirect stockholders and their respective officers, directors, employees, agents and representatives ("Global Holdings Indemnitees") harmless from and against any and all damages, losses, liabilities, actions, claims, costs and expenses (including, without limitation, fines, penalties, expenses of investigation and ongoing monitoring, and reasonable attorney's fees) ("Losses") directly or indirectly based upon, arising out of, resulting from or relating to (i) any GH Guaranty; (ii) the operations or the liquidation of the BD from and after the date of this Agreement or the use of the "Global Holdings" name after the Closing Date; (iii) a breach of any representation, warranty, agreement or covenant of PMC or Desiderio contained herein; or (iv) any Losses to a Global Holdings Indemnitee for the operations of the PMC Branch to the extent that Desiderio has an obligation to indemnity the BD under the Subject OSJ Agreement for the events or circumstances giving rise to such Loss (interpreted as if the Global Holdings Indemnitee has the rights to indemnification of the BD under the Subject OSJ Agreement).

6.2.

Indemnity by Global Holdings.  Global Holdings shall indemnify and hold PMC and PMC's successors, assigns, subsidiaries, affiliates and direct and indirect stockholders and their respective officers, directors, employees, agents and representatives ("PMC Indemnitees") harmless from and against any and all Losses directly or indirectly based upon, arising out of, resulting from or relating to any breach of any representation, warranty, agreement or covenant of Global Holdings contained herein, it being acknowledged and agreed that the subject of the indemnity under Section 6.5 shall not be included in any indemnification obligations of Global Holdings under this Section 6.2.

6.3.

Procedure for Indemnification.  Promptly after receipt by a party entitled to indemnification under this Agreement (an "Indemnified Party") of notice of the commencement of any action, demand, claim or circumstances which, with the lapse of time, would give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an "Asserted Liability") that may result in a Loss, such Indemnified Party shall give prompt notice thereof (a "Claims Notice") to the indemnifying party and the indemnifying party shall be entitled to participate therein or, to the extent that it shall wish, assume the defense thereof with its own counsel. If the indemnifying party elects to assume the defense of any such action or claim, it shall within 30 days (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnified Party of its intent to do so, and the Indemnified Party shall cooperate, at the expense of the indemnifying party, in the compromise of, or defense against, such Asserted Liability. The indemnifying party shall not be liable to the Indemnified Party for any fees of other counselor any other expenses, in each case subsequently incurred by such Indemnified Party in connection with the defense thereof, other than reasonable costs of investigation and preparation, unless representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. Whether or not an indemnifying party elects to assume the defense of any action or claim, the indemnifying party shall not be liable for any compromise or settlement of any such action or claim effected without its consent (which shall not be unreasonably withheld). In any event, the Indemnified Party may engage at its own expense counsel to participate in the defense of such Asserted Liability, but in such event the defense shall remain under the control of the indemnifying party. The parties agree to cooperate to the fullest extent possible in connection with any claim for which indemnification is or may be sought under this Agreement

6.4.

Survival of Representations and Warranties.  All representations, warranties, covenants and agreements shall survive any investigations made hereunder, the execution and delivery hereof and the Closing hereunder, and shall thereafter terminate and expire with respect to any claims theretofore unasserted on or prior to the date that is one (1) year after the Additional Closing Date.

6.5.

Additional Indemnity of Global Holdings.  In addition to its obligations under Section 6.2, Global Holdings shall indemnify and hold the PMC Indemnitees harmless from all Losses arising from and/or related to third party customer complaints and claims arising from or related to the operations of the BD (other than any such Losses arising from or related to the operations of the PMC Branch or by any conduct by any Registered Representative or Sub-Associate) on or prior to July 31, 2014; provided, that notwithstanding any provision of this Agreement to the contrary, the obligations of Global Holdings under this Section 6.5 (the “Additional GH Indemnity”) shall be limited to $250,000.00 unless Global Holdings assumes the defense of BD of a third party claim against the BD that is an Asserted Liability, in which case, Global Holdings shall have the obligation to pay the defense costs of the BD with respect to such claim and such limitation shall not be applicable, it being acknowledged and agreed that Global Holdings may contest any Additional GH Indemnity and such limit shall continue in full force and effect.  The BD shall have a duty to mitigate the Loss arising from such third party claims, including pursuing all rights of indemnification or contribution rights by any registered representatives or other Persons, timely making all insurance claims and pursuing proceeds under applicable policies of the BD.  In furtherance and not in limitation of the foregoing, Global Holdings will promptly pay $98,000 to its attorney’s escrow account or other escrow agent mutually acceptable to PMC and Global Holdings which may be used for payment on account (and reduce) the Additional GH Indemnity obligations for the payment of settlement of such claims; and the amount, if any, that remains on January 15, 2015 shall be returned to Global Holdings.

Section 7.

 Miscellaneous.

7.1.

Expenses.  Each party shall be solely responsible for its expenses related to the negotiation and execution of this Agreement and the transactions contemplated hereby.  The BD shall be responsible and shall pay all expenses related to the filings and other actions with respect to the Required Approvals.

7.2.

Notices.  All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed duly given if delivered or sent by hand, telecopy or registered or certified mail, postage prepaid, as follows, or to such other address or persons as any party may designate by notice to the other party or parties hereunder:

If to Global Holdings

555 Madison Avenue

12th Floor

New York, NY 10022

Telecopier:  (212) 421-1936

Attention: John S. Matthews

With a copy to
Herrick, Feinstein LLP

Two Park Avenue

New York, New York  10016

Telecopier: (212) 592-1500

Attention: Arthur Jakoby

If to PMC:	c/o Gusrae Kaplan Nusbaum PLLC 120 Wall Street New York, NY 10005 Telecopier: (212) 514-8479

If to Desiderio:	c/o Gusrae Kaplan Nusbaum PLLC 120 Wall Street New York, NY 10005 Telecopier: (212) 514-8479
with a copy of any notice to PMC or to Desiderio to:
Gusrae Kaplan Nusbaum PLLC 120 Wall Street New York, NY 10005 Telecopier: (212) 514-8479 Attention: Martin H. Kaplan

7.3.

Amendments: Waivers.  This Agreement may not be changed orally and no waiver of compliance with any provision or condition hereof and no consent provided for herein shall be effective unless evidenced by an instrument in writing duly executed by the proper party.

7.4.

Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

7.5.

Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, that no party to this Agreement shall have the right to assign any of its rights under this Agreement or delegate any of its obligations under this Agreement without the prior consent of the other party; the foregoing notwithstanding, PMC shall have the right to assign any of its rights under this Agreement to a newly formed entity without the consent of Global Holdings; provided that such assignee assume all of the obligations of PMC under this Agreement and any such assignment shall not be a novation or other release of PMC of its obligations under this Agreement.  There shall be no third-party beneficiaries (other than the indemnified parties referred to in Section Six hereof) of the representations, warranties, covenants and other provisions hereof.

7.6.

Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

7.7.

Severability.  If any provision of this Agreement, or the application thereof to any person or circumstance, is invalid or unenforceable in any jurisdiction: (i) a suitable and equitable provision, consented to by the parties hereto (which consent shall not be unreasonably withheld), shall be substituted therefor in order to carry out, as far as may be valid and enforceable in such jurisdiction, the extent and purpose of the invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

7.8.

Headings.  The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the interpretation of this Agreement.

7.9.

Relationships.

(a)

Nothing herein shall be deemed to create any partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization or other similar arrangement between Global Holdings or PMC or Desiderio.

(b)

There shall not be any obligation with respect to any party to this Agreement or any of its Affiliates with respect to exclusivity or non-compete or non-solicitation with respect to the business of the BD or any of its officers, directors, employees or agents or the solicitation of any Associate’s Clients (as defined by the Subject OSJ Agreement); other than that, for a period that expires December 31, 2015, Global Holdings shall not, directly or indirectly, solicit any Registered Representative or Sub-Associate that is employed by the PMC Branch or solicit any Associate’s Clients as of July 31, 2014 or retain any such individual or accept a transfer of such Associate’s Clients account from the PMC Branch, it being acknowledged and agreed that any general solicitation for employment or general solicitation of retail brokerage business or retaining any such individual from and after 60 days after the date that such individual is no longer employed or associated with PMC Branch or accepting an account from any other broker dealer other than the BD shall not be a violation of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereby have caused this Agreement to be duly executed as of the date first above written.

GLOBAL ARENA HOLDING, INC.

By:

/s/ John S. Matthews

Name:

John S. Matthews

Title:

Chairman

PMC CAPITAL, LLC

By:

/s/ Barbara Desiderio

Name:

Barbara Desiderio

Title:

Senior Managing Director

/s/ Barbara Desiderio

Barbara Desiderio, Individually

Accepted and agreed

Global Arena Capital Corporation

By:

/s/ John S. Matthews

Name:

John S. Matthews

Title:

CEO